As filed with the Securities and Exchange Commission on September 26, 2023

Registration No. 333-260856

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-260856

UNDER

THE SECURITIES ACT OF 1933

Reata Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3651945
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Susan H. Alexander, Esq.

Executive Vice President and Chief Legal Officer

Biogen Inc.

225 Binney Street

Cambridge, Massachusetts 02142

(617) 679-2000

(Address, Including Zip Code, and

Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Copy to:

Bethany Pfalzgraf

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) by Reata Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”) to terminate all offerings under the Registration Statement and to deregister any and all shares of Class A common stock, $0.001 par value per share, of the Registrant (“Class A Common Stock”), any and all shares of Class B common stock, $0.001 par value per share, of the Registrant (“Class B Common Stock”), any and all shares of preferred stock, $0.001 par value per share, of the Registrant (“Preferred Stock”), any and all warrants representing rights to purchase Class A Common Stock or Class B Common Stock or Preferred Stock (“Warrants”), any and all depositary shares that represent a fraction of a share of Preferred Stock, any and all stock purchase contracts for Class A Common Stock or Class B Common Stock (“Stock Purchase Contracts”), any and all stock purchase units consisting of a Stock Purchase Contract, Preferred Stock, or Warrants and any and all rights to purchase shares of Class A Common Stock or Class B Common Stock or Preferred Stock, together with any and all other securities registered but unsold as of the date hereof thereunder:

•	Registration Statement on Form S-3ASR (No. 333-260856), filed with the SEC on November 8, 2021.

On September 26, 2023, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 28, 2023, by and among Biogen Inc., a Delaware corporation (“Biogen”), River Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Biogen (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Biogen (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offerings, by filing this Post-Effective Amendment, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statement, if any, as of the date hereof, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on September 26, 2023.

REATA PHARMACEUTICALS, INC.

By:	/s/ Michael McDonnell
Name:	Michael McDonnell
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.